                                                                     EXHIBIT 4.3

NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

                                      Date of Issuance:___________ ___, 200__(1)

                                                                               $

                           7.5% CONVERTIBLE DEBENTURE
                         DUE _____________ __, 200__(2)

      THIS DEBENTURE is one of a series of duly authorized and issued Debentures of Matritech, Inc., a Delaware corporation, having a principal place of business at 330 Nevada Street, Newton, Massachusetts 02460 (the "Company"), designated as its 7.5% Convertible Debentures and issued pursuant to the Purchase Agreement (the "Debentures").

      FOR VALUE RECEIVED, the Company promises to pay to ________________________ or its registered assigns (the "Holder"), the principal sum of $_______________ on ________________ __, 200__(3) or such earlier date as the Debentures are required or permitted to be repaid as provided hereunder (the "Maturity Date") and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture at the rate of 7.5% per annum, payable quarterly on March 1, June 1, September 1 and December 1, beginning on __________ __, 200__(4) and on each Conversion Date (as to that principal amount then being converted), on each

----------
(1)   The applicable Closing Date.

(2)   36 months from the applicable Closing Date.

(3)   36 months from the applicable Closing Date.

(4)   The first such date after the applicable Closing Date.

Monthly Redemption Date (as to that principal amount then being redeemed) and on the Maturity Date (except that, if any such date is not a Business Day, then such payment shall be due on the next succeeding Business Day) (each such date, an "Interest Payment Date"), in cash or shares of Common Stock (or a combination thereof) at the Interest Conversion Rate; provided, however, payment in shares of Common Stock may only occur if: (i) there is an effective Underlying Shares Registration Statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the shares of Common Stock to be issued in lieu of cash (and the Company has not been notified that such effectiveness will be interrupted in the foreseeable future), (ii) the Common Stock is listed for trading on a Principal Market (and the Company has not been notified that trading of the Common Stock on a Principal Market will be interrupted in the foreseeable future), (iii) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares then issuable pursuant to the Transaction Documents as of such date, including the shares to be issued for interest in lieu of cash on such Interest Payment Date, and (iv) such issuance would be permitted in full without violating the limitations set forth in clauses (A) or (B) of Section 4(a)(ii). Subject to the terms and conditions herein, the decision whether to pay interest hereunder in shares of Common Stock or cash shall be at the discretion of the Company. Not less than 20 Trading Days prior to each Interest Payment Date, the Company shall provide the Holder with written notice of its election to pay interest hereunder either in cash or shares of Common Stock (the Company may indicate in such notice that the election contained in such notice shall continue for later periods until revised). Within 20 Trading Days prior to an Interest Payment Date, the Company's election (whether specific to an Interest Payment Date or continuous notice) shall be irrevocable as to such Interest Payment Date. Subject to the aforementioned conditions, failure to timely provide such written notice shall be deemed an election by the Company to pay the interest on such Interest Payment Date in cash. Interest shall be calculated on the basis of a 360-day year and shall accrue daily commencing on the Issuance Date until payment in full of the principal sum, together with all accrued and unpaid interest and other amounts which may become due hereunder, has been made. Payment of interest in shares of Common Stock shall otherwise occur pursuant to
Section 4(b) and for purposes of the payment of interest in shares only, the Interest Payment Date shall be deemed the Conversion Date. Interest shall cease to accrue with respect to any principal amount converted, provided that the Company in fact delivers the Underlying Shares issuable upon such conversion. Interest hereunder will be paid to the Person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of Debentures (the "Debenture Register"). Except as otherwise provided herein, if at anytime the Company pays interest partially in cash and partially in shares of Common Stock, then such payment shall be distributed ratably among the Holders based upon the principal amount of Debentures held by each Holder. All overdue accrued and unpaid interest to be paid hereunder shall entail a late fee at the rate of 12% per annum (or such lower maximum amount of interest permitted to be charged under applicable law) ("Late Fee") which will accrue daily, from the date such interest is due hereunder through and including the date of payment. EXCEPT AS OTHERWISE PROVIDED HEREIN, THE COMPANY MAY NOT PREPAY ANY PORTION OF THE PRINCIPAL AMOUNT ON THIS DEBENTURE WITHOUT THE PRIOR WRITTEN CONSENT OF THE HOLDER.

      This Debenture is subject to the following additional provisions:

      Section 1. Subject to restrictions on transfer contained in the Transaction Documents, this Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration of transfer or exchange.

      Section 2. This Debenture has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the terms hereof, the Purchase Agreement and applicable federal and state securities laws and regulations. During any 12 month period and except for transfers to an Affiliate of the Holder, the Holder, collectively with successor Holders, may not transfer this Debenture in more than two transactions to more than four assignees per transaction. Prior to due presentment to the Company for transfer of this Debenture, the Company and any agent of the Company may treat the Person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

      Section 3. Events of Default.

            (a) "Event of Default", wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

                  (i) any default in the payment of the principal of, interest on or liquidated damages in respect of, any Debentures, free of any claim of subordination, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise) which default is not cured, if possible to cure, within 10 days of receipt of written notice of such default sent by the Holder;

                  (ii) the Company shall materially fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any material breach of any of the Transaction Documents (other than any breach separately addressed in another clause contained herein) which is not cured, if possible to cure, within 30 days of written notice of such default sent by the Holder (except with respect to breaches pursuant to Sections 4.8 and 4.9 of the Purchase Agreement);

                  (iii) the Company or any of its subsidiaries shall commence, or there shall be commenced against the Company or any such subsidiary a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any subsidiary thereof or there is commenced against the Company or any subsidiary thereof any such bankruptcy, insolvency or other proceeding, in each case, which remains undismissed for a period of 60 days; or the Company or any subsidiary thereof is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the Company or any subsidiary thereof makes a general assignment for the benefit of creditors; or the Company shall state that it is unable to pay its debts generally as they become due; or the Company or any subsidiary thereof shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Company or any subsidiary thereof shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any subsidiary thereof for the purpose of effecting any of the foregoing;

                  (iv) the Company shall default in any of its obligations under any other Debenture or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company in an amount exceeding $150,000, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

                  (v) the Common Stock shall not be listed for quotation on or quoted for trading on the Nasdaq SmallCap Market, New York Stock Exchange, American Stock Exchange or the Nasdaq National Market (each, a "Principal Market") and shall not again be eligible for and quoted or listed for trading thereon within 10 Trading Days;

                  (vi) the Company shall agree to sell or dispose of all or in excess of 33% of its assets in one or more transactions (whether or not such sale would constitute a Change of Control Transaction) or shall redeem or repurchase more than a de minimis number of its outstanding shares of Common Stock or other equity securities of the Company (other than redemptions of Underlying Shares);

                  (vii) an Underlying Shares Registration Statement relating to the Underlying Shares issuable hereunder shall not have been declared effective by the Commission on or prior to the 150th calendar day after the Issuance Date;

                  (viii) if, during the Effectiveness Period (as defined in the
            Registration Rights Agreement), the effectiveness of the Underlying Shares Registration Statement lapses for any reason or the Holder shall not be permitted to resell Registrable Securities (as defined in the Registration Rights Agreement) under the Underlying Shares Registration Statement, in either case, and except as provided for in Section 3(h) of the Registration Rights Agreement (subject to timely payment of liquidated damages), for more than 10 consecutive Trading Days or 20 non-consecutive Trading Days during any 12 month period;

                  (ix) an Event (as defined in the Registration Rights
            Agreement) shall not have been cured to the satisfaction of the Holder prior to the expiration of thirty days from the Event Date (as defined in the Registration Rights Agreement) relating thereto (other than an Event resulting from a failure of an Underlying Shares Registration Statement to be declared effective by the Commission on or prior to the Effectiveness Date (as defined in the Registration Rights Agreement), which shall be covered by Section 3(a)(vii));

                  (x) the Company shall fail for any reason to deliver
            certificates to a Holder on or prior to the seventh Trading Day after a Conversion Date pursuant to and in accordance with Section 4 or the Company shall provide notice to the Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversions of any Debentures being made in accordance with the terms hereof;

                  (xi) the Company shall fail for any reason to deliver the
            payment in cash pursuant to a Buy-In (as defined herein) within seven days after notice thereof is delivered hereunder; or

                  (xii) the Company shall fail for any reason to deliver
            certificates free of the restrictive legend to a Holder on or prior to the seventh Trading Day after such certificate is delivered to the Company for removal of restrictive legend pursuant to and in accordance with Section 4.1 of the Purchase Agreement.

            (b) If any Event of Default occurs and is continuing, the full principal amount of this Debenture (and, at the Holder's option, all other Debentures then held by such Holder), together with interest and other amounts owing in respect thereof, to the date of acceleration shall become at and upon the Holder's written election made to the Company, immediately due and payable in cash (except with respect to the payment of interest, which may be paid in shares of Common Stock subject to the satisfaction of the conditions to any payment of interest in shares of Common Stock) ("Event of Default Notice"). The aggregate amount payable upon an Event of Default shall be equal to the Mandatory Prepayment Amount; provided, however, if the Company delivers in full the payment required hereunder on or before the 5th day after the date of the Event of Default Notice, then the Company shall not be required to pay any accrued but unpaid liquidated damages as part of the Mandatory Prepayment Amount and the Company's obligations with respect to such liquidated damages shall be deemed satisfied. Interest shall accrue on the Mandatory Prepayment Amount hereunder from the 5th day after the date of the Event of Default Notice through the date of prepayment in full thereof in an amount equal to the Late Fee, to accrue daily from the date such payment is due hereunder through and including the date of payment. All Debentures for which the full prepayment price hereunder shall have been paid in accordance herewith shall promptly be surrendered to or as directed by the Company. Except as otherwise expressly set forth herein, the Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such election may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a Debenture holder until such time, if any, as the full payment under this Section shall have been received by it. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

      Section 4. Conversion.

      (a) (i) At any time after the Closing Date, this Debenture shall be convertible into shares of Common Stock at the option of the Holder, in whole or in part at any time and from time to time (subject to the limitations on conversion set forth in Section 4(a)(ii) hereof). The Holder shall effect conversions by delivering to the Company the form of conversion notice attached hereto as Annex A (a "Conversion Notice"), specifying therein the principal amount of Debentures to be converted and the date on which such conversion is to be effected (a "Conversion Date") and shall contain a completed schedule in the form of Schedule 1 to the Conversion Notice (as amended on each Conversion Date, the "Conversion Schedule") reflecting the remaining principal amount of this Debenture and all accrued and unpaid interest thereon subsequent to the conversion at issue. If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that such Conversion Notice is provided hereunder. To effect conversions hereunder, the Holder shall not be required to physically surrender Debentures to the Company unless the entire principal amount of this Debenture has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Debenture plus all accrued and unpaid interest thereon in an amount equal to the applicable conversion, which shall be evidenced by entries set forth in the Conversion Schedule.

      The Holder and the Company shall maintain records showing the principal amount converted and the date of such conversions. The Company shall deliver any objection to the figures represented in the Conversion Schedules within 3 Business Day of receipt of such notice and, in the event any such objections are determined to be correct, the period for delivering a certificate upon such conversion shall not be deemed to have commenced until such objections have been resolved, provided, however, as to any part of a conversion not in dispute, the Company shall timely meet its delivery obligations hereunder. The Holder and any assignee, by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Debenture, the unpaid and unconverted principal amount of this Debenture may be less than the amount stated on the face hereof.

            (ii) Certain Conversion Restrictions.

                  (A) A Holder may not convert this Debenture to the extent such conversion would result in the Holder, together with its Affiliates, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder ("Beneficially Owning") in excess of 4.999% of the then issued and outstanding shares of Common Stock. The Company shall not issue shares of Common Stock to the Holder hereunder (including, but not limited to, as payment of interest, in lieu of payment for Monthly Redemptions or pursuant to a Force Conversion Notice) to the extent such issuance would result in the Holder, together with its Affiliates, Beneficially Owning shares of Common Stock in excess of 9.999% of the then issued and outstanding shares of Common Stock (without including, for purposes of such 9.999% provision, any shares which may be issuable upon conversion of any Debentures held by the Holder or its Affiliates or exercise of any Warrants held by the Holder or its Affiliates). The Holder shall be entitled to rely on the Company's public filing with respect to the number of shares of Common Stock which are then issued and outstanding, and the Holder may inquire of the Company's Chief Financial Officer to obtain a more current number, which shall be provided within 2 Business Days of written request therefore. To ensure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers a Conversion Notice that such Conversion Notice has not violated the restrictions set forth in this paragraph. Additionally, upon the Company exercising its right to issue shares of Common Stock under this Debenture, if the Holder has determined that such issuance will violate the restrictions set forth in this paragraph, the Holder shall promptly notify the Company of such violation and, if requested, provide such evidence thereof as is reasonably requested by the Company. In the event Holder does not so notify the

            Company, the Company shall be entitled to presume that such issuance would not violate the restrictions set forth in this paragraph and to issue such shares of Common Stock. If the Holder has delivered a Conversion Notice for a principal amount of Debentures that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum principal amount permitted to be converted on such Conversion Date in accordance with the periods described in Section 4(b) and, at the option of the Holder, either retain any principal amount tendered for conversion in excess of the permitted amount hereunder for future conversions or return such excess principal amount to the Holder. In the event of a merger or consolidation of the Company with or into another Person, this paragraph shall not apply with respect to a determination of the number of shares of common stock issuable upon conversion in full of the Debentures if such determination is necessary to establish the Securities or other assets which the holder of Common Stock shall be entitled to receive upon the effectiveness of such merger or consolidation. The provisions of this Section 4(a)(ii)(A) may be waived by the Holder at the election of the Holder upon not less than 61 days' prior notice to the Company, and the provisions of this Section 4(a)(ii)(A) shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver). No conversion of this Debenture in violation of this Section 4(a)(ii)(A) but otherwise in accordance with this Debenture shall affect the status of the Underlying Shares as validly issued, fully-paid and nonassessable.

                  (B) If the Company has not obtained Shareholder Approval (as defined below), if required by the applicable rules and regulations of the Principal Market (or any successor entity), then the Company may not issue upon conversion of the Debentures, in the aggregate, in excess of (i) 19.999% of the number of shares of Common Stock outstanding on the Trading Day immediately preceding the Original Issue Date, (ii) less any shares of Common Stock issued as payment of interest, in connection with any redemption of any Debentures, or to be issued upon exercise of the Warrants issued to Holders of the Debentures pursuant to the Purchase Agreement or upon exercise of the warrants issued to David Enzer for his services in connection with the transactions contemplated under the Purchase Agreement (such number of shares, the "Issuable Maximum"). Each Holder shall be entitled to a portion of the Issuable Maximum equal to the quotient obtained by dividing (x) the aggregate principal amount of the Debenture(s) issued and sold to such Holder by (y) the aggregate principal amount of all Debentures issued and sold by the Company. If any Holder shall no longer hold

            Debentures, then such Holder's remaining portion of the Issuable Maximum shall be allocated pro-rata among the remaining Holders. If on any Conversion Date: (A) the applicable Set Price then in effect is such that the shares issuable under this Debenture on any Conversion Date together with the aggregate number of shares of Common Stock that would then be issuable upon conversion in full of all then outstanding Debentures would exceed the Issuable Maximum, and (B) Shareholder Approval shall not have been obtained, then the Company shall issue to the Holder requesting a conversion a number of shares of Common Stock equal to such Holder's pro-rata portion (which shall be calculated pursuant to the terms hereof) of the Issuable Maximum and, with respect to the remainder of the aggregate principal amount of the Debentures (including any accrued interest) then held by such Holder for which a conversion in accordance with the applicable conversion price would result in an issuance of shares of Common Stock in excess of such Holder's pro-rata portion (which shall be calculated pursuant to the terms hereof) of the Issuable Maximum (the "Excess Principal"), the Company shall be prohibited from converting such Excess Principal, and shall notify the Holder of the reason therefor. This Debenture shall thereafter be unconvertible until and unless Shareholder Approval is subsequently obtained or is otherwise not required, but this Debenture shall otherwise remain in full force and effect. The Company and the Holder understand and agree that shares of Common Stock issued to and then held by the Holder as a result of conversions of Debentures shall not be entitled to cast votes on any resolution to obtain Shareholder Approval pursuant hereto. For clarity, the failure of the Company to actually obtain Shareholder Approval shall not be a breach of covenant or Event of Default under
            Section 3 of this Debenture, provided, that any issuance of securities which results in an adjustment to the Set Price (other than pursuant to Section 4(c)(ii)(A)) without the Company having previously sought Shareholder Approval as set forth in the Purchase Agreement shall be a breach of covenant in the Purchase Agreement and an Event of Default under Section 3.

            (iii) Underlying Shares Issuable Upon Conversion and Pursuant to Interest.

                  (A) Conversion of Principal Amount. The number of shares of
            Common Stock issuable upon a conversion shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Debenture to be converted and (y) the Set Price, and

                  (B) Payment of Interest in Underlying Shares. In the event the
            Company elects to pay the interest due on an Interest Payment Date in shares of Common Stock, the number of shares of Common Stock issuable upon payment of interest under this Debenture shall be the number determined by (x) the product of (I) the outstanding principal amount of this Debenture to be converted and (II) the product of
            (aa) the quotient obtained by dividing 7.5% by 360 and (bb) the number of days for which such principal amount was outstanding, divided by (y) the applicable Interest Conversion Rate.

                  (C) Notwithstanding anything to the contrary contained herein, if with respect to any Conversion Date:

                        (1) the number of shares of Common Stock at the time
                  authorized, unissued and unreserved for all purposes, or held as treasury stock, is insufficient to honor such conversion;

                        (2) the Common Stock shall fail to be listed or quoted
                  for trading on a Principal Market; or

                        (3) the Company has failed to deliver certificates to
                  the Holder on or before the fifth Trading Day after such Conversion Date pursuant to and in accordance with Section 4,

            and, with respect to such delivery, no election has been made by the Holder pursuant to Section 3(b), Section 4(b)(i), Section 4(b)(ii) or Section 4(b)(iii), then, at the written election of the Holder, the Company, in lieu of delivering shares of Common Stock pursuant to this Section 4, shall deliver, within three Trading Days of such election, an amount in cash equal to the product of the number of shares of Common Stock otherwise deliverable to the Holder in connection with such Conversion Date and the highest VWAP during the period commencing on the Conversion Date and ending on the Trading Day prior to the date such payment is made. In the event the Holder elects to receive payment pursuant to this Section 4(a)(iii)(C), then the Holder shall not be entitled to declare an Event of Default pursuant to Section 3 hereof with respect to such failure to deliver the certificates; provided, however, it being understood that this provision does not preclude the Holder from declaring an Event of Default for the Company failing to pay any such amounts in the time period set forth above.

      (b) (i) Not later than five Trading Days after any Conversion Date, the Company will deliver to the Holder (A) a certificate or certificates for the Shares of Common Stock which shall be free of restrictive legends and trading restrictions (other than those required by the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of Debentures and (B) a bank check in the amount of accrued and unpaid interest (if the Company has elected to pay accrued interest in cash). The Company shall, upon request of the Holder, if available and if allowed under applicable securities laws, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the applicable Holder by the fifth Trading Day after a Conversion Date, the Holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the principal amount of Debentures tendered for conversion.

      (ii) If the Company fails for any reason to deliver to the Holder such certificate or certificates pursuant to and in accordance with Section 4 by the fifth Trading Day after the Conversion Date and, with respect to such delivery, no prior election has been made by the Holder pursuant to
      Section 3(b), Section 4(a)(iii)(C) or Section 4(b)(iii) and such Holder does not rescind such conversion pursuant to Section 4(b)(i), the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of principal amount being converted, $50 per Trading Day (increasing to $100 per Trading Day after 3 Trading Days) for each Trading Day after such fifth Trading Day until such certificates are delivered. Nothing herein shall limit a Holder's right to pursue actual damages or declare an Event of Default pursuant to Section 3 herein for the Company's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified therein. The Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holders from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

      (iii) In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to the Holder such certificate or certificates pursuant to and in accordance with Section 4 by the fifth Trading Day after the Conversion Date, and with respect to such delivery, no prior election has been made by the Holder pursuant to Section 3(b),
      Section 4(a)(iii)(C), Section 4(b)(i) or Section 4(b)(ii), if after such fifth Trading Day the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Underlying Shares which the Holder anticipated receiving upon such conversion (a "Buy-In"), then the Company shall (A) pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder anticipated receiving from the conversion at issue multiplied by (2) the actual sale price of the Common Stock at the time of the sale (including brokerage commissions, if any) giving rise to such purchase obligation and (B) at the option of the Holder, either reissue Debentures in principal amount equal to the principal amount of the attempted conversion or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its delivery requirements under Section 4(b)(i). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of Debentures with respect to which the actual sale price of the Underlying Shares at the time of the sale (including brokerage commissions, if any) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In. In the event the Holder elects to receive payment pursuant to this Section 4(a)(iii)(C), then the Holder shall not be entitled to declare an Event of Default pursuant to Section 3 hereof with respect to such failure to deliver the certificates; provided, however, it being understood that this provision does not preclude the Holder from declaring an Event of Default for failure to timely make such Buy-In payments.

      (iv) Notwithstanding anything herein to the contrary, if after the Effective Date the VWAP for any 15 consecutive Trading Days exceeds the then Set Price by more than 200%, the Company may, within 2 Trading Days of any such period, deliver a notice to the Holder (a "Forced Conversion Notice" and the date such notice is received by the Holder, the "Forced Conversion Notice Date") to cause the Holder to immediately convert all or part of the then outstanding principal amount of Debentures pursuant to
      Section 4(a)(i). The Company may only effect a Forced Conversion Notice if each of the following shall be true: (i) there is an effective Underlying Shares Registration Statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the Underlying Shares issued to the Holder and all of the Underlying Shares as are issuable to the Holder upon conversion in full of this Debenture subject to the Forced Conversion Notice (and the Company has not been notified that such effectiveness will be interrupted in the foreseeable future), (ii) the Common Stock is listed for trading on a Principal Market (and the Company has not been notified that trading of the Common Stock on a Principal Market will be interrupted in the foreseeable future), (iii) all liquidated damages and other amounts owing in respect of the Debentures and Underlying Shares shall have been paid or will, concurrently with the issuance of the Underlying Shares, be paid; (iv) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all the Underlying

      Shares as are issuable to the Holder upon conversion in full of the Debentures subject to the Forced Conversion Notice; (v) no Event of Default nor any event that with the passage of time would constitute an Event of Default has occurred and is continuing; (vi) such issuance would be permitted in full without violating the limitations set forth in clauses (A) or (B) of Section 4(a)(ii) and (vii) no public announcement of a pending or proposed Change of Control Transaction or Fundamental Transaction has occurred that has not been consummated.

      (c) (i) Set Price. The conversion price in effect on any Conversion Date shall be equal to $____(5) (subject to adjustment as provided herein)(the "Set Price").

            (ii) Adjustments of Set Price.

                  (A) Stock Splits, etc. The number and kind of securities
            issuable upon the conversion of this Debenture and the Set Price shall be subject to adjustment from time to time upon the happening of any of the events set forth below. In case the Company shall (i) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock to holders of its outstanding Common Stock,
            (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (iv) issue any shares of its capital stock in a reclassification of the Common Stock, then the number of Underlying Shares issuable upon conversion of this Debenture immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the kind and number of Underlying Shares or other securities of the Company which it would have owned or have been entitled to receive had such Debenture been converted in advance thereof. Upon each such adjustment of the kind and number of Underlying Shares or other securities of the Company which are issuable hereunder, the Holder shall thereafter be entitled to purchase the number of Underlying Shares or other securities resulting from such adjustment at a Set Price per Underlying Share or other security obtained by multiplying the Set Price in effect immediately prior to such adjustment by the number of Underlying Shares issuable pursuant hereto immediately prior to such adjustment and dividing by the number of Underlying Shares or other securities of the Company resulting from such adjustment. An adjustment made pursuant to this paragraph shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

----------
5   112% of the Closing Price on the applicable Closing Date.

                  (B) Future Issuance Anti-Dilution Provisions. Until this
            Debenture is not longer outstanding, if and whenever the Company issues or sells, or in accordance with this Section 4(c)(ii)(B) hereof is deemed to have issued or sold, any shares of Common Stock for an effective consideration per share of Common Stock less than 89% of the then Set Price or for no consideration (such lower price, the "Base Share Price" and such issuances collectively, a "Dilutive Issuance"), then, the Set Price shall be reduced to equal 112% of the Base Share Price. Such adjustment shall be made whenever such shares of Common Stock are issued or deemed to have been issued in accordance with this Section 4(c)(ii)(B). For purposes of determining the adjusted Set Price under this Section 4(c)(ii)(B) hereof, the following will be applicable:

                        (1) Issuance of Rights or Options. If the Company in any
                  manner issues or grants any warrants, rights or options, whether or not immediately exercisable, to subscribe for or to purchase Common Stock or other securities exercisable, convertible into or exchangeable for Common Stock ("Convertible Securities") (such warrants, rights and options to purchase Common Stock or Convertible Securities are hereinafter referred to as "Options") and the effective price per share for which Common Stock is issuable upon the exercise of such Options is less than the Set Price ("Below Base Price Options"), then the maximum total number of shares of Common Stock issuable upon the exercise of all such Below Base Price Options (assuming full exercise, conversion or exchange of Convertible Securities, if applicable) will, as of the date of the issuance or grant of such Below Base Price Options, be deemed to be outstanding and to have been issued and sold by the Company for such price per share and the maximum consideration payable to the Company upon such exercise (assuming full exercise, conversion or exchange of Convertible Securities, if applicable) will be deemed to have been received by the Company. For purposes of the preceding sentence, the "effective price per share for which Common Stock is issuable upon the exercise of such Below Base Price Options" is determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the issuance or granting of all such Below Base Price Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of all such Below Base Price Options, plus, in the case of Convertible Securities issuable upon the exercise of such Below Base Price Options, the minimum aggregate amount of additional consideration payable upon the exercise, conversion or exchange thereof at the time such Convertible Securities first become exercisable, convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Below Base Price Options (assuming full conversion of Convertible Securities, if applicable). No further adjustment to the Set Price will be made upon the actual issuance of such Common Stock upon the exercise of such Below Base Price Options or upon the exercise, conversion or exchange of Convertible Securities issuable upon exercise of such Below Base Price Options.

                        (2) Issuance of Convertible Securities. If the Company
                  in any manner issues or sells any Convertible Securities, whether or not immediately convertible (other than where the same are issuable upon the exercise of Options) and the effective price per share for which Common Stock is issuable upon such exercise, conversion or exchange is less than the Set Price, then the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities will, as of the date of the issuance of such Convertible Securities, be deemed to be outstanding and to have been issued and sold by the Company for such price per share and the maximum consideration payable to the Company upon such exercise (assuming full exercise, conversion or exchange of Convertible Securities, if applicable) will be deemed to have been received by the Company. For the purposes of the preceding sentence, the "effective price per share for which Common Stock is issuable upon such exercise, conversion or exchange" is determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise, conversion or exchange thereof at the time such Convertible Securities first become exercisable, convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities. No further adjustment to the Set Price will be made upon the actual issuance of such Common Stock upon exercise, conversion or exchange of such Convertible Securities.

                        (3) Change in Option Price or Conversion Rate. If there
                  is a change at any time in (i) the amount of additional consideration payable to the Company upon the exercise of any Options; (ii) the amount of additional consideration, if any, payable to the Company upon the exercise, conversion or exchange of any Convertible Securities; or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock (in each such case, other than under or by reason of provisions designed to protect against dilution), the Set Price in effect at the time of such change will be readjusted to the Set Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

                        (4) Calculation of Consideration Received. If any Common
                  Stock, Options or Convertible Securities are issued, granted or sold for cash, the consideration received therefor for purposes of this Debenture will be the amount received by the Company therefor, before deduction of reasonable commissions, underwriting discounts or allowances or other reasonable expenses paid or incurred by the Company in connection with such issuance, grant or sale. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, the amount of the consideration other than cash received by the Company will be the fair market value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the fair market value (closing bid price, if traded on any market) thereof as of the date of receipt. In case any Common Stock, Options or Convertible Securities are issued in connection with any merger or consolidation in which the Company is the surviving corporation, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair market value of any consideration other than cash or securities will be determined in good faith by an investment banker or other appropriate expert of national reputation selected by the Company and reasonably acceptable to the holder hereof, with the costs of such appraisal to be borne by the Company.

                        (5) Exceptions. Notwithstanding the foregoing, no
                  adjustment will be made under this paragraph (c) in respect of the issuance of (1) shares of Common Stock or Options to employees, consultants, advisors, officers or directors of the Company pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, (2) securities upon the exercise of, or in connection with the payment of interest on or redemption of, the Debentures or any Debentures of this series or of any other series or security issued by the Company in connection with the offer and sale of this Company's securities pursuant to the Purchase Agreement, or
                  (3) securities upon the exercise of or conversion of any convertible securities, options or warrants issued and outstanding on the Original Issue Date, provided that the securities have not been amended since the date of the Purchase Agreement, (4) securities in connection with acquisitions or strategic investments (including, without limitation, any licensing or distribution arrangements), the primary purpose of which is not to raise capital, or (5) securities to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions, where the principal consideration for such transactions not the issuance of such securities.

                  (C) Minimum Adjustment of Set Price. No adjustment of the Set
            Price shall be made in an amount of less than 1% of the Set Price in effect at the time such adjustment is otherwise required to be made, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to not less than 1% of such Set Price.

                  (D) All calculations under this Section 4 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 4.

                  (E) If, in any case, the total number of shares of Common
            Stock issuable upon exercise of any Option or upon exercise, conversion or exchange of any Convertible Security is not, in fact, issued and the rights to exercise such Option or to exercise, convert or exchange such Convertible Security shall have expired or terminated, the Set Price then in effect will be readjusted to the Set Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination (other than in respect of the actual number of shares of Common Stock issued upon exercise or conversion thereof), never been issued; provided, however, prior to such adjustment, the Company shall have notified the Holder at least 5 Trading Days prior to the date such adjustment occurs.

                  (F) The Company agrees that it is prohibited from entering into any Dilutive Issuance which would result in any adjustment to the Set Price under this Section 4(c)(ii)(B) to the extent the Holder would not be able to convert the entire amount outstanding of this Debenture and the Warrants held by such Holder without violating Section 4(a)(ii)(B). The Company shall promptly mail to each Holder a notice setting forth the Set Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

            (iii) Notification. If (A) the Company shall declare a dividend (or any other distribution) on the Common Stock; (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the Debentures, and shall cause to be mailed to the Holders at their last addresses as they shall appear upon the stock books of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Holders are entitled to convert Debentures during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

      (iv) Fundamental Transactions/Change of Control. If, at any time while this Debenture is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another Person, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction"), then upon any subsequent conversion of this Debenture, the Holder shall have the right to receive, for each Underlying Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the "Alternate Consideration"). For purposes of any such conversion, the determination of the Set Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Set Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Debenture following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new Debenture consistent with the foregoing provisions and evidencing the Holder's right to convert such Debenture into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that this Debenture (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. In the event of a Change of Control Transaction, including any Fundamental Transaction which constitutes or results in a Change of Control Transaction, then at the request of the Holder delivered before the 90th day after such Fundamental Transaction, the Company (or any such successor or surviving entity) will purchase the Debenture from the Holder for a purchase price, payable in cash within five Trading Days after such request (or, if later, on the effective date of the Fundamental Transaction), equal to 100% of the remaining unconverted principal amount of this

      Debenture on the date of such request, plus all accrued and unpaid interest thereon, plus all other accrued and unpaid amounts due hereunder.

      (d) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock an amount equal to 130% of the Actual Minimum, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issuance in accordance with the terms of the Transaction Documents, be duly and validly authorized, issued and fully paid, nonassessable and, if the Underlying Shares Registration Statement has been declared effective under the Securities Act, registered for public sale in accordance with such Underlying Shares Registration Statement.

      (e) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the VWAP at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

      (f) The issuance of certificates for shares of the Common Stock on conversion of the Debentures shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such Debentures so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

      (g) Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the Company, at the address set forth above, FACSIMILE NUMBER (617) 928-0821, ATTN: STEPHEN D. CHUBB WITH A COPY TO TESTA, HURWITZ & THIBEAULT, LLP, 125 HIGH STREET, BOSTON, MASSACHUSETTS 02110, FACSIMILE NUMBER (617) 248-7100, ATTN: RUFUS C. KING, or such other address or facsimile number as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) four days after deposit in the United States mail, (iv) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given. NOTWITHSTANDING THE FOREGOING, ANY CONVERSION NOTICES SHALL BE REQUIRED TO ALSO BE DELIVERED BY FACSIMILE ON THE DATE SET FORTH IN SUCH CONVERSION NOTICE.

Section 5. Redemption.

      (a) Optional Redemption. Subject to the provisions of this Section 5, the Company may, at any time, deliver a notice to the Holders (an "Optional Redemption Notice" and the date such notice is deemed delivered hereunder, the "Optional Redemption Notice Date") of its irrevocable election to redeem all, but not less than all, of the then outstanding Debentures held by the Holder, for an amount, in cash, equal to the Optional Redemption Amount on a date designated by the Company in the Optional Redemption Notice, such date to be at least 30 Trading Days following the Optional Redemption Notice Date (such date, the "Optional Redemption Date" and such redemption, the "Optional Redemption"). The Optional Redemption Amount is due in full on the Optional Redemption Date. The Company may only effect an Optional Redemption if from the Optional Redemption Notice Date through to the Optional Redemption Date, each of the following shall be true: (i) there is an effective Registration Statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the Underlying Shares issued to the Holder and all of the Underlying Shares as are issuable to the Holder upon conversion in full of the Debenture subject to such Optional Redemption (and the Company has not been notified that such effectiveness will be interrupted in the foreseeable future),
(ii) the Common Stock is listed for trading on a Principal Market (and the Company has not been notified that trading of the Common Stock on the Principal Market will be interrupted in the foreseeable future), (iii) all liquidated damages and other amounts owing in respect of the Debenture shall have been paid or will, concurrently with the delivery of the Optional Redemption Notice, be paid; (iv) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares then issuable pursuant to the Transaction Documents as of such date; (v) conversion of this Debenture would be permitted in full without violating the limitations set forth in Section

4(a)(ii)(B); (vi) no Event of Default nor any event that with the passage of time would constitute an Event of Default has occurred and is continuing; and
(vii) no public announcement of a pending or proposed Change of Control Transaction or Fundamental Transaction has occurred that has not been consummated.. If any of the foregoing conditions shall cease to be satisfied at any time during the required period, then the Holder may elect to nullify the Optional Redemption Notice in which case the Optional Redemption Notice shall be null and void, ab initio. The Holders may convert, pursuant to Section 4 hereof, any shares of Debentures subject to an Optional Redemption at any time prior to the date that the Optional Redemption Amount and all amounts owing thereon are due and paid in full. The Company covenants and agrees that it will honor all Conversion Notices tendered from the time of delivery of the Optional Redemption Notice through the date all amounts owing thereon are due and paid in full.

      (b) Monthly Redemption. On each Monthly Redemption Date, the Company shall redeem each Holder's Pro-Rata Portion of the Monthly Redemption Amount plus accrued but unpaid interest, the sum of all liquidated damages and any other amounts then owing to such Holder in respect of the Debenture. "Pro Rata Portion" is the ratio of (x) the principal amount of this Debenture on the Issuance Date and (y) the sum of the aggregate original principal amounts of the Debentures issued to all Holders on the Issuance Date. If any Holder shall no longer holds Debentures, then the Pro Rata Portion shall be recalculated to exclude such Holder's principal amount from clause (y) above. The Monthly Redemption Amount due on each Monthly Redemption Date shall, except as provided in this Section, be paid in cash. As to any Monthly Redemption and upon 20 Trading Days' prior written irrevocable notice, in lieu of a cash redemption payment the Company may elect to pay 100% of a Monthly Redemption in Underlying Shares based on a conversion price equal to 90% of the average of the 20 VWAPs immediately prior to the applicable Monthly Redemption Date (subject to adjustment for any stock dividend, stock split, stock combination or other similar event affecting the Common Stock during such 20 Trading Day period) (the "Monthly Conversion Price"); provided, however, that the Company may not pay the Monthly Redemption Amount in Underlying Shares unless, on the Monthly Redemption Date and during the 20 Trading Day period immediately prior thereto, (i) there is an effective Registration Statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the Underlying Shares issued to the Holder and all of the Underlying Shares as are issuable to the Holder upon conversion in full of the Debenture subject to such Monthly Redemption (and the Company has not been notified that such effectiveness will be interrupted in the foreseeable future), (ii) the Common Stock is listed for trading on a Principal Market (and the Company has not been notified that trading of the Common Stock on the Principal Market will be interrupted in the foreseeable future), (iii) on or prior to the 20th Trading Day prior to such Monthly Redemption Date, the Company irrevocably notifies the Holder that it will issue Underlying Shares in lieu of cash; (iv) all liquidated damages and other amounts owing in respect of the Debenture shall have been paid or will, concurrently with the issuance of the Underlying Shares, be paid; (v) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares then issuable pursuant to the Transaction Documents as of such date; (vi) such issuance would be permitted in full without violating the limitations set forth in Section 4(a)(ii)(A) or (B);
(vii) no Event of Default nor any event that with the passage of time would constitute an Event of Default has occurred and is continuing; and (viii) no public announcement of a pending or proposed Change of Control Transaction or Fundamental Transaction has occurred that has not been consummated. The Holders may convert, pursuant to Section 4, any principal amount of the Debenture subject to a Monthly Redemption at any time prior to the date that the Monthly Redemption Amount and all amounts owing thereon are due and paid in full. The Company covenants and agrees that it will honor all Conversion Notices tendered up until such amounts are paid in full.

      (c) Redemption Procedure. The payment of cash and/or issuance of Common Stock, as the case may be, pursuant to a Monthly Redemption shall be made on the Monthly Redemption Date and the payment pursuant to an Optional Redemption shall be made on the Optional Redemption Date. If any portion of the cash payment for a Monthly Redemption or Optional Redemption shall not be paid by the Company by the respective due date, interest shall accrue thereon at the rate of 15% per annum (or the maximum rate permitted by applicable law, whichever is less) until the payment of the Monthly Redemption Amount or Optional Redemption Amount, as applicable, plus all amounts owing thereon is paid in full. Alternatively, if any portion of the Monthly Redemption Amount or Optional Redemption Amount, as applicable, remains unpaid after such date, the Holders subject to such redemption may elect, by written notice to the Company given at any time thereafter, to invalidate ab initio such redemption, notwithstanding anything herein contained to the contrary, and, with respect the failure to honor an Optional Redemption only, the Company shall have no further right to exercise such Optional Redemption Right. Notwithstanding anything to the contrary in this
Section 5, the Company's determination to redeem in cash or shares of Common Stock shall be applied ratably among the Holders of Debentures issued on the Issuance Date based upon the principal amount of Debentures initially purchased by each Holder on such Issuance Date, adjusted upward ratably in the event all of the shares of Debentures of any Holder issued on such Issuance Date are no longer outstanding.

      Section 6. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Debenture: (a) capitalized terms not otherwise defined herein have the meanings given to such terms in the Purchase Agreement, and (b) the following terms shall have the following meanings:

            "Actual Minimum" shall have the meaning set forth in the Purchase Agreement.

            "Business Day" means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

            "Change of Control Transaction" means the occurrence after the date hereof of any of (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 40% of the voting securities of the Company, or
      (ii) a replacement at one time or within a one year period of more than one-half of the members of the Company's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (iii) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i) or
      (ii).

            "Commission" means the Securities and Exchange Commission.

            "Common Stock" means the common stock, $0.01 par value per share, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

            "Conversion Date" shall have the meaning set forth in Section
      4(a)(i).

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Interest Conversion Rate" means 95% of the lesser of (i) the average of the 20 VWAPs immediately prior to the applicable Interest Payment Date or (ii) the average of the 20 VWAPs immediately prior to the date the applicable interest payment shares are issued and delivered if after the Interest Payment Date.

            "Issuance Date" shall mean the date of first issuance of this Debenture, regardless of the number of transfers of such Debenture and regardless of the number of instruments which may be issued to evidence such Debenture.

            "Late Fees" shall have the meaning set forth in the second paragraph to this Debenture.

            "Mandatory Prepayment Amount" for any Debentures shall equal the sum of (i) the greater of: (A) 120% of the principal amount of Debentures to be prepaid, plus all accrued and unpaid interest thereon, plus all other accrued and unpaid amounts due hereunder, or (B) the principal amount of Debentures to be prepaid, plus all accrued and unpaid interest thereon, plus all other accrued and unpaid amounts due hereunder, divided by the Set Price on (x) the date the Mandatory Prepayment Amount is demanded or otherwise due or (y) the date the Mandatory Prepayment Amount is paid in full, whichever is less, multiplied by the VWAP on (x) the date the Mandatory Prepayment Amount is demanded or otherwise due or (y) the date the Mandatory Prepayment Amount is paid in full, whichever is greater, and
      (ii) all other amounts, costs, expenses and liquidated damages due in respect of such Debentures.

            "Monthly Conversion Price" shall have the meaning set forth in
      Section 5(b).

            "Monthly Redemption" shall mean the redemption of the Debenture pursuant to Section 5(a).

            "Monthly Redemption Amount" shall mean, as to a Monthly Redemption, 1/26th of the aggregate Subscription Amounts paid by all holders of the Debentures on the Issuance Date.

            "Monthly Redemption Date" means the 1st of each month, commencing immediately following the 11 month anniversary of the Issuance Date and continuing until this Debenture is no longer outstanding.

            "Optional Redemption Amount" shall mean the sum of (i) 120% of the principal amount of the Debenture then outstanding, (ii) accrued but unpaid interest and (iii) all liquidated damages and other amounts due in respect of the Debentures.

            "Optional Redemption Date" shall have the meaning set forth in
      Section 5(a).

            "Original Issue Date" shall mean the date of the first issuance of any Debenture pursuant to the Purchase Agreement.

            "Person" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

            "Purchase Agreement" means the Securities Purchase Agreement, dated as of the Original Issue Date, to which the Company and the original Holder are parties, as amended, modified or supplemented from time to time in accordance with its terms.

            "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Original Issue Date, to which the Company and the original Holder are parties, as amended, modified or supplemented from time to time in accordance with its terms.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            "Set Price" shall have the meaning set forth in Section 4(c)(i).

            "Shareholder Approval" means such approval as may be required by the applicable rules and regulations of the Principal Market (or any successor entity) from the shareholders of the Company with respect to the transactions contemplated by the Transaction Documents, including the issuance of all of the Underlying Shares and shares of Common Stock issuable upon exercise of the Warrants.

            "Trading Day" means (a) a day on which the shares of Common Stock are traded on the Principal Market on which the shares of Common Stock are then listed or quoted, or (b) if the shares of Common Stock are not quoted on a Principal Market, a day on which the shares of Common Stock are quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, that in the event that the shares of Common Stock are not listed or quoted as set forth in
      (a), (b) and (c) hereof, then Trading Day shall mean a Business Day.

            "Transaction Documents" shall have the meaning set forth in the Purchase Agreement.

            "Underlying Shares" means the shares of Common Stock issuable upon conversion of Debentures or as payment of interest in accordance with the terms hereof.

            "Underlying Shares Registration Statement" means a registration statement meeting the requirements set forth in the Registration Rights Agreement, covering among other things the resale of the Underlying Shares and naming the Holder as a "selling stockholder" thereunder.

            "VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Principal Market or the OTC Bulletin Board, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Principal Market (or OTC Bulletin Board) on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. ET to 4:02 p.m. Eastern Time) using the VAP function; (b) if the Common Stock is not then listed or quoted on a Principal Market or the OTC Bulletin Board and if prices for the Common Stock are then reported in the "pink sheets" published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or
      (c) in all other cases, the fair market value of a share of Common Stock as determined by a nationally recognized independent appraiser selected in good faith by Purchasers holding a majority of the outstanding principal amount of Debentures.

      Section 7. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, interest and liquidated damages (if any) on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture is a direct debt obligation of the Company. This Debenture ranks pari passu with all other Debentures now or hereafter issued under the terms set forth herein. As long as there are Debentures outstanding, the Company shall not and shall cause it subsidiaries not to, without the consent of the Holders, (a) amend its certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of the Holders; (b) repay, repurchase or offer to repay, repurchase or otherwise acquire shares of its Common Stock or other equity securities other than as to the Underlying Shares to the extent permitted or required under the Transaction Documents; or (c) enter into any agreement with respect to any of the foregoing.

      Section 8. If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

      Section 9. The Company will not and will not permit any of its subsidiaries to, directly or indirectly, enter into, create, incur, assume or suffer to exist any indebtedness of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom that is senior in any respect to the Company's obligations under the Debentures.

      Section 10. All questions concerning the construction, validity, enforcement and interpretation of this Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the "New York Courts"). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Debenture and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Debenture or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Debenture, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

      Section 11. Any waiver by the Company or the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Company or the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver must be in writing.

      Section 12. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on the Debentures as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

      Section 13. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

                              *********************

      IN WITNESS WHEREOF, the Company has caused this Convertible Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

                                    MATRITECH, INC.

                                    By:_____________________________________
                                        Name:
                                        Title:

                                     ANNEX A

                              NOTICE OF CONVERSION

The undersigned hereby elects to convert principal and, if specified, interest under the 7.5% Convertible Debenture of Matritech, Inc., (the "Company") due on _____________ __, 200__, into shares of common stock, $0.01 par value per share (the "Common Stock"), of the Company according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

By the delivery of this Notice of Conversion the undersigned represents and warrants to the Company that its ownership of the Company's Common Stock does not exceed the amounts determined in accordance with Section 13(d) of the Exchange Act, specified under Section 4 of this Debenture.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.

Conversion calculations:

                              Date to Effect Conversion:

                              Principal Amount of Debentures to be Converted

                              Payment of Interest in Common Stock |_| Yes |_| No
                                       If yes, $ _______ of Interest Accrued on
                                       Account of Conversion at Issue

                              Number of shares of Common Stock to be Issued:

                              Applicable Conversion Price:

                              Signature:

                              Name:

                              Address:

                                   SCHEDULE 1

                               CONVERSION SCHEDULE

7.5% Convertible Debentures due on _____________ __, 200__(6), in the aggregate principal amount of $____________ issued by Matritech, Inc. This Conversion Schedule reflects conversions made under Section 4 of the above referenced Debenture.

                                     Dated:

                                                           Aggregate Principal
                                                             Amount Remaining
                                                              Subsequent to
      Date of Conversion                                        Conversion
     (or for first entry,          Amount of Conversion        (or original               Company Attest
        Issuance Date)                                           Principal
                                                                  Amount)
------------------------------  -------------------------  ---------------------  ------------------------------


----------

6   The applicable Closing Date.


                                       31